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                                                                     EXHIBIT 5.1




               [HONIGMAN MILLER SCHWARTZ AND COHN LLP LETTERHEAD]

                                February 28, 2001



The Detroit Edison Securitization Funding LLC
2000 Second Avenue, 850 WCB
Detroit, Michigan 48226-1279


Ladies and Gentlemen:

         We have acted as special Michigan counsel to The Detroit Edison Securitization Funding LLC, a Michigan limited liability company (the "Issuer"), in connection with the Registration Statement on Form S-3 (Registration No. 333-51066), as amended (the "Registration Statement"), filed by the Issuer with the Securities and Exchange Commission (the "SEC") under the Securities Act of 1933, as amended (the "Securities Act"), relating to Securitization Bonds of the Issuer to be issued under an Indenture (the "Indenture") between the Issuer and The Bank of New York, as trustee (the "Trustee"), the form of which is being filed as an exhibit to the Registration Statement.

         We are familiar with the proceedings taken and proposed to be taken with respect to the authorization, issuance and sale of the Securitization Bonds Series 2001-1 (the "Securitization Bonds"). In this connection, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Issuer and such agreements, certificates of public officials, certificates of officers or other representatives of the Issuer and others and such other documents, certificates and records as we have deemed necessary or appropriate as a basis for the opinions set forth below.

         In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such latter documents. In making our examination of documents, we have assumed (1) that the parties thereto, other than the Issuer, had or will have the power, corporate or other, to enter into and perform all obligations thereunder and (2) the due authorization by all requisite action, corporate or other, and execution and delivery by such parties, other than the Issuer, of such documents and the validity and binding effect thereof on such parties. As to any facts material to the opinions set forth below which we have not independently established or verified, we have relied upon statements and

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The Detroit Edison Securitization Funding LLC
February 28, 2001
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representations of officers and other representatives of the Issuer, The Detroit
Edison Company (the "Company") and others.

         In rendering the opinions set forth below, we have relied on the following assumptions (none of which we have independently investigated or verified):

         (a) the proposed transactions will be consummated as contemplated in the Registration Statement; and

         (b)      prior to the issuance of the Securitization Bonds:

                  (i) the Limited Liability Company Agreement of the Issuer will have been executed and delivered by an authorized representative of the Company as sole member of the Issuer, and others;

                  (ii) the Indenture will have been executed and delivered by the Issuer's authorized representative and the Trustee;

                  (iii) the Securitization Property Sale Agreement between the Issuer and the Company, as seller, will have been executed and delivered; and

                  (iv) the Securitization Property Servicing Agreement between the Issuer and the Company, as servicer, will have been executed and delivered.

         The opinions set forth in this letter are based solely on the laws of Michigan and, where applicable, the laws of the United States of America, and no opinion is given with respect to the laws of any other jurisdiction.

         In rendering the opinions set forth below, we have assumed that the execution and delivery by the Issuer of the Indenture and the Securitization Bonds and the performance by the Issuer of its obligations thereunder will not violate, conflict with or constitute a default under (i) any agreement or instrument to which the Issuer or its properties are subject, except that we do not make such assumption with respect to those agreements and instruments which have been identified to us by the Issuer as being material to it; (ii) any law, rule or regulation to which the Issuer is subject, except that we do not make such assumption with respect to those laws, rules and regulations of the State of Michigan and the United States of America which, in our experience, are normally applicable to transactions of the type contemplated by the Indenture and the Securitization Bonds ("Applicable Laws"), but without our having made any special investigation concerning any other laws, rules or regulations; and
(iii) any judicial or regulatory order or decree of any governmental authority, except that we do not make such assumption with respect to those orders or decrees which have been identified to us by the Issuer as being material

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The Detroit Edison Securitization Funding LLC
February 28, 2001
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to it of any Michigan or federal executive, legislative, judicial, administrative or regulatory body established under Applicable Laws.

         Based on and subject to the foregoing, we are of the opinion that, when properly executed and authenticated in accordance with the Indenture and delivered against payment of the purchase price provided for in the Underwriting Agreement to be entered into between the Issuer and the original purchasers of the Securitization Bonds, and upon satisfaction of all other conditions contained in the Indenture and the Underwriting Agreement, the Securitization Bonds will constitute valid and binding obligations of the Issuer, will be fully paid and non-assessable and will be enforceable against the Issuer in accordance with their terms, except to the extent that enforcement thereof may be limited by (1) any applicable bankruptcy, fraudulent transfer or conveyance, reorganization, insolvency, moratorium or similar laws at any time generally in effect with respect to the enforcement of creditors' rights. and (2) general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity).

         We consent to the filing of this letter as an Exhibit to the Registration Statement and to the references to our firm under the headings "Risk Factors--Judicial, Legislative or Regulatory Action That May Adversely Affect Your Investment--Future Voter Initiatives, Referenda or Other State Legislative Action May Invalidate the Securitization Bonds or Their Underlying Assets," "How a Bankruptcy of the Seller or Servicer May Affect Your Investment--Sale or Financing" and "Various Legal Matters Relating to the Securitization Bonds" in the Prospectus included in the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the SEC.

                                           Very truly yours,



                                           HONIGMAN MILLER SCHWARTZ AND COHN LLP